Exhibit 10.5

EXECUTION COPY

CLAYTON UTZ

Working Capital Agreement

ResMed Limited ABN 30 003 765 142

Borrower

HSBC Bank Australia Limited ABN 48 006 434 162

Financier

Clayton Utz

Lawyers

Levels 19-35 No. 1 O’Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215

T +61 2 9353 4000 F +61 2 8220 6700

www.claytonutz.com

Table of contents

1.	Definitions and interpretations		1

	1.1	Definitions	1
	1.2	Interpretation	3
	1.3	Facility Agreement	3

2.	The Facilities		3

	2.1	Facilities	3
	2.2	Commitment	4
	2.3	Purpose	4

3.	Conditions precedent		4

	3.1	Conditions precedent to the first Utilisation	4
	3.2	Conditions precedent to all Utilisations	4

4.	Utilisations		4

	4.1	Notice	4
	4.2	Contents of Utilisation Notice	5
	4.3	Requirements of Utilisation Notice	5
	4.4	Making of Utilisation	5
	4.5	Maximum number of Advances	6
	(Revolving Facility): The Borrower may not deliver a Utilisation Notice if as		6
		a result of the proposed Advance more than 5 Advances would

5.	Letters of Credit		6

	5.1	Issue of Letters of Credit	6
	5.2	Counter-Indemnity from Borrower	.6
	5.3	Unconditional nature of Borrower’s obligations	7

6.	Repayment and prepayments		8

	6.1	Repayment of Utilisations	8
	6.2	Voluntary prepayment of Utilisations	8
	6.3	Voluntary cancellation or reduction of Commitment	9

7.	Interest		9

	7.1	Interest Periods	9
	7.2	Calculation of interest	9
	7.3	Payment of interest	10
	7.4	Default interest	10

8.	Annual Review		10

9.	Fees		10

	9.1	Unused Commitment Fee	10
	9.2	LC Fees	11
	9.3	No Refund	11

10.	Payments		11

	10.1	Manner of payment	11
	10.2	Payments on a Business Day	11
	10.3	Merger	11
	10.4	Currency for payments	11
	10.5	Insufficient payment	12

i

11.	Other Provisions		12

12.	Financier’s rights on Event of Default		12

	12.1	General Rights	12

13.	Assignments		13

14.	Governing law and jurisdiction		13

15.	Costs and expenses		13

16.	General		13

Schedule 1 - Form of Utilisation Notice			15

ii

Working Capital Agreement dated 8 June 2006

Parties	ResMed Limited ABN 30 003 765 142 (“Borrower”)

HSBC Bank Australia Limited ABN 43 006 434 162 (“Financier”)

Operative provisions

1.	Definitions and interpretations

1.1	Definitions

For the purposes of this agreement terms used in this agreement will have the meanings given in or for the purposes of the Facility Agreement unless otherwise defined below or specified in this agreement

“Advance” means any loan under the Revolving Facility or, where the context requires, the principal amount of that loan outstanding.

“Australian Dollars”, “A$” or “AUD” means the lawful currency for the time being of the Commonwealth of Australia.

“Authorised Officer” means a person appointed as an authorised officer of the Borrower for the purposes of this agreement by a resolution of the board of directors of the Borrower and in respect of whom the Financier has received a certificate signed by a director of the Borrower setting out that person’s name, position and signature and confirming the appointment, provided the Financier has not received notice of revocation of that appointment.

“Availability Period” means the period from and including the date of this agreement to the close of business on the date prior to the Termination Date.

“Base Rate” for any period means the rate expressed as a percentage per annum (rounded upwards if necessary to 4 decimal places) which is:

(a)	the average of the bid rates shown at approximately 10.10 am (Sydney time) on page “BBSY” on the Reuters Screen on the first day of that period for a term equal to or approximately equal to the period; or

(b)	if the Financier is unable to determine the average rate in accordance with paragraph (a) of this definition or the basis on which the bid rates referred to in paragraph (a) of this definition changes and, in the opinion of the Financier, that rate ceases to reflect the Financier’s cost of funding to the same extent as at the date of this agreement, the rate determined by the Financier, acting reasonably, to be the appropriate equivalent rate having regard to prevailing market conditions.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business generally in Sydney.

“Commitment” means AUD 6,500,000.

“Default” means:

(a)	any Event of Default; or

(b)	Potential Event of Default.

“Demand” means any demand appearing or purporting to be validly made pursuant to any Letter of Credit.

“Event of Default” has the meaning given to it in the Facility Agreement except that each reference to “Facility Agent” in clause 18.1 of the Facility Agreement shall be read as a reference to the “Financier”.

“Expiry Date” means, in relation to a Letter of Credit, the earlier of:

(a)	the date stated in the Letter of Credit to be the expiry date; and

(b)	the latest date on which demand may be made under the Letter of Credit.

“Facilities” means the Revolving Facility, the Letter of Credit Facility and the Overdraft Facility.

“Facility Agreement” means the syndicated facility agreement dated on or about the date of this agreement and entered into between the Borrower as borrower, each person listed in schedule 1 of the facility agreement as original financier and the Financier as facility agent and security trustee.

“Financial Close” means the date on which all of the conditions precedent in clause 3.1 of the Facility Agreement have been satisfied or waived by the Financier as facility agent under the Facility Agreement.

“Interest Period” means each period determined in accordance with clause 7.1.

“Interest Rate” for each Interest Period means the aggregate of the Base Rate in relation to that Interest Period and the Margin on the first day of the Interest Period.

“Letter of Credit” means any guarantee, performance bond, banker’s undertaking, letter of credit or similar instrument issued or to be issued under the Letter of Credit Facility in the Financier’s usual form.

“Letter of Credit Facility” means the Letter of Credit facility made available under this agreement, as described in clause 2.1(b).

“Letter of Credit Utilisation” means each utilisation under the Letter of Credit Facility.

“Margin” means 0.65 per cent per annum.

“Maturing Advance” means an Advance as at the last day of an Interest Period and which is to be repaid in whole or in part with the proceeds of a Rollover Advance in accordance with clause 6. l(c).

“Outstanding Liability Amount” means, in respect of a Letter of Credit at any time, the amount shown in that Letter of Credit as the maximum amount payable under it or if one or more drawings have been made under that Letter of Credit, the maximum amount capable of being drawn under that Letter of Credit at that time following such drawing or drawings provided that if a Letter of Credit has been returned and cancelled or the Financier is satisfied (acting reasonably) that no further liability exists under the Letter of Credit, the Outstanding Liability Amount of the Letter of Credit is nil.

“Overdraft Base Rate” means the base lending rate of the Financier determined by reference to external rates, as established and quoted from time to time by the Financier in national daily newspapers or financial papers.

“Overdraft Facility” means the overdraft facility made available under this agreement, as described in clause 2.1(c).

“Overdraft Utilisation” means any utilisation under the Overdraft Facility or, where the context requires, the principal amount of that utilisation outstanding.

“Revolving Facility” means the revolving cash advance facility made available under this agreement, as described in clause 2.1 (a).

“Rollover Advance” means one or more Advances:

(a)	made or to be made on the same day that an Advance is due; and

(b)	the aggregate amount of which is equal to or less than the Maturing Advance.

“Termination Date” means, subject to clause 8, the date falling 364 days from (and including) the date of this agreement.

“Utilisation” means an Advance, a Letter of Credit Utilisation or an Overdraft Utilisation.

“Utilisation Date” means the date on which a Utilisation is made or, where the context requires, is proposed to be made.

“Utilisation Notice” means a notice given under clause 4.1 in the form of Schedule 1.

1.2	Interpretation

Clause 1.2 of the Facility Agreement applies in this agreement as if set out in full in this agreement and:

(a)	an outstanding Letter of Credit is “repaid” or “prepaid” by providing cash cover for that Letter of Credit on terms acceptable to the Financier or by cancelling that Letter of Credit and returning the original to the Financier or providing other evidence (in form and substance satisfactory to the Financier) that no further liability exists under that Letter of Credit; and

(b)	an amount “outstanding” under a Letter of Credit at any time is the Outstanding Liability Amount of the Letter of Credit.

1.3	Facility Agreement

The Borrower and the Financier agree that:

(a)	this agreement is a “Working Capital Agreement” and the Financier is the “Working Capital Financier” for the purposes of the Facility Agreement;

(b)	the Financier is a “Beneficiary” for the purposes of the Security Trust Deed and as such will have the benefit of the Security; and

(c)	to the extent of any inconsistency between the provisions of this agreement and the provisions of the Facility Agreement, the provisions of the Facility Agreement will prevail. This agreement is varied to the extent necessary to give effect to this clause

2.	The Facilities

2.1	Facilities

Subject to the terms of this agreement and in reliance on the representations and warranties referred to in clause 1 l(b) of this agreement, the Financier grants to the Borrower the following facilities:

(a)	a revolving cash advance facility;

(b)	a Letter of Credit facility; and

(c)	an overdraft facility, in an aggregate amount for the Facilities equal to the Commitment.

2.2	Commitment

The Financier is not obliged to provide a Utilisation if to do so would cause the aggregate of all Utilisations outstanding under this agreement to exceed its Commitment.

2.3	Purpose

(a)	The Facilities may only be used for general working capital purposes.

(b)	The Financier is not bound to monitor or verify the application of any Utilisation and the Financier will not have any liability to any person arising from a failure by the Borrower to use a Utilisation for a purpose specified in clause 2.3(a).

3.	Conditions precedent

3.1	Conditions precedent to the first Utilisation

The obligations of the Financier to make the first Utilisation available to the Borrower under this agreement are subject to Financial Close having occurred.

3.2	Conditions precedent to all Utilisations

The obligations of the Financier to make each Utilisation available to the Borrower under this agreement are subject to compliance with the procedural requirements specified in clause 4 and the Financier being satisfied that both at the date of the relevant Utilisation Notice and at the relevant Utilisation Date:

(a)	(Representations and warranties true): the representations and warranties made by the Borrower in clause 11(b) and the statements in the Utilisation Notice are correct and not misleading at the date of the Utilisation Notice and on the Utilisation Date; and

(b)	(No Event of Default):

(i)	in the case of a Rollover Advance, no Event of Default has occurred which is continuing and no Event of Default will result from the Rollover Advance being provided; and

(ii)	in any other case, no Default has occurred which is continuing and no Default will result from the Utilisation being provided.

4.	Utilisations

4.1	Notice

(a)	Subject to the terms of this agreement, the Borrower may utilise the Revolving Facility or the Letter of Credit Facility by giving written notice, in the form of a Utilisation Notice signed by an Authorised Officer of the Borrower, of its intention to do so to the Financier.

(b)	Subject to the terms of this agreement, the Borrower may utilise the Overdraft Facility by complying with the Financier’s standard conditions for the utilisation of overdraft facilities, as notified by the Financier to the Borrower from time to time.

4.2	Contents of Utilisation Notice

Each Utilisation Notice will be in the form of Schedule 1 and in each case will specify:

(a)	the Facility (being the Revolving Facility or the Letter of Credit Facility) to be utilised;

(b)	the proposed Utilisation Date which must be a Business Day before the expiry of the Availability Period;

(c)	the amount of the Utilisation (which, in the case of an Advance, must be not less than AUD 100,000 and an integral multiple of AUD 100,000 (or such other amounts agreed by the Financier) or the aggregate unutilised Commitment);

(d)	in the case of an Advance, the proposed duration of its Interest Period (which must be selected in accordance with clause 7);

(e)	in the case of a Utilisation by the issue of a Letter of Credit:

(i)	its Expiry Date;

(ii)	the purpose for which the Letter of Credit is required;

(iii)	the name and address of the beneficiary; and

(iv)	any other details as the Financier reasonably requires in order to issue the Letter of Credit; and

(f)	in the case of an Advance, payment instructions.

Only one Utilisation may be requested in each Utilisation Notice.

4.3	Requirements of Utilisation Notice

Each Utilisation Notice will be irrevocable and must be:

(a)	received by the Financier before 2.00 pm (Sydney time) at least two Business Days (or such shorter period as the Financier may agree) before the proposed Utilisation Date; and

(b)	signed by an Authorised Officer of the Borrower.

4.4	Making of Utilisations

The Financier will, on the date specified in any Utilisation Notice, make available the relevant Utilisation to or to the order of the Borrower in accordance with the provisions of the relevant Utilisation Notice and this agreement.

4.5	Maximum number of Advances

(Revolving Facility): The Borrower may not deliver a Utilisation Notice if as a result of the proposed Advance more than 5 Advances would be outstanding.

5.	Letters of Credit

5.1	Issue of Letters of Credit

(a)	(Form): Each Letter of Credit will be in such form as approved by the Financier.

(b)	(Issue): Subject to the terms of this agreement, on the proposed Utilisation Date for any Letter of Credit Utilisation, the Financier will issue the Letter of Credit specified in the relevant Utilisation Notice by delivering that Letter of Credit to or to the order of the Borrower.

5.2	Counter-Indemnity from Borrower

(a)	(Counter Indemnity): The Borrower will indemnify and keep the Financier indemnified from and against all liabilities, losses, damages, claims, costs, demands and actions which the Financier may suffer or incur in connection with any Letter of Credit and any payment made pursuant to it,

(b)	(No investigation): The Borrower irrevocably directs the Financier to pay any amount for which a Demand is made at any time without further confirmation or investigation by the Financier in relation to any demand appearing or purporting to be validly made pursuant to any Letter of Credit and which the Financier believes in good faith to have been properly demanded under the Letter of Credit. Where any Letter of Credit requires certificates or other documents to be delivered by or on behalf of the beneficiary of that Letter of Credit or other person, the Financier may, if the certificates or documents purport to be in order, assume, without confirmation or investigation, that the certificates or documents tendered are duly signed or provided by the person by whom they appear to be signed or provided and are genuine and correct.

(c)	(Reimbursement): Without prejudice to the rights under the Uniform Customs and Practice for Documentary Credits (1993 Revision) (ICC Publication No. 500) (which will apply in relation to all standby letters of credit issued under this agreement), the Borrower agrees to reimburse the Financier immediately on receipt by the Borrower of a written demand for any amounts paid by the Financier pursuant to any Demand, in the currency paid by the Financier (“Reimbursement Amount”). At the same time it pays the Reimbursement Amount, the Borrower agrees to pay the Financier interest on the Reimbursement Amount for the period from the date of payment by the Financier under the Letter of Credit to the date of payment of the Reimbursement Amount by the Borrower. The interest payable under this clause 5.2(c) is calculated as if the Reimbursement Amount was an Advance (using the Base Rate for a one month Interest Period).

(d)	(No impairment): The obligations of the Borrower under this clause 5.2 will not be impaired by:

(i)	any waiver or time granted to or by the Financier;

(ii)	any release or dealings with any rights or security by the Financier (including under the Finance Documents); or

(iii)	any invalidity of any Letter of Credit or any other circumstances which might impair such obligations.

(e)	(Borrower ultimately liable): Notwithstanding that the Borrower and the Financier may each be liable in respect of indemnities given in relation to a Letter of Credit, as between the Borrower and the Financier the Borrower is ultimately liable so that it will not be entitled to any right of indemnity or contribution from the Financier.

5.3	Unconditional nature of Borrower’s obligations

(a)	The obligations of the Borrower under this clause 5 are absolute and unconditional and are not released or discharged or otherwise affected by anything which but for this provision might have that effect, including but not limited to:

(i)	any set-off, deduction, counterclaim, agreement, defence, suspension, deferment or other claim which the Borrower may have against the Financier or any beneficiary;

(ii)	any falsity, inaccuracy, insufficiency or forgery of or in any communication which on its face purports to be a communication signed or authorised under this agreement or a Letter of Credit;

(iii)	any communication inaccurately transmitted or received or sent by an unauthorised person;

(iv)	any impossibility or illegality of performance of this agreement or a Letter of Credit;

(v)	any act of any Government Authority, court or arbitrator or application of any law (present or future) in any jurisdiction affecting any of the terms of this agreement or a Letter of Credit;

(vi)	any failure by any person to obtain any Authorisation or other approval or consent necessary or appropriate in connection with this agreement or a Letter of Credit;

(vii)	any falsity, inaccuracy, insufficiency or forgery of or in any document presented to the Financier as a document against which the Financier is required to make a payment under the Letter of Credit or otherwise in respect of a Letter of Credit and which appears to the Financier in its opinion to correspond to the documents specified in the Utilisation Notice requesting the relevant Letter of Credit or otherwise required under the relevant Letter of Credit; or

(viii)	this agreement or a Letter of Credit being wholly or partly void, voidable, unenforceable or invalid,

(b)	The Financier is not liable for any failure, and is not required to make any enquiries, in respect of any matter listed in clause 5.3(a).

(c)	Clauses 5.3(a) and 5.3(b) apply irrespective of:

(i)	the consent or knowledge, or lack of consent or knowledge, of the Financier, the Borrower or any other person of any event described in clause 5.3(a); or

(ii)	any rule of law or equity to the contrary.

6.	Repayment and prepayments

6.1	Repayment of Utilisations

(a)	Subject to clause 6.1(c), the Borrower will repay the full amount of each Advance on the last day of the Interest Period relating to that Advance. Amounts repaid under this clause 6.1(a) may, subject to the terms of this agreement, be re-utilised.

(b)	The Borrower will repay to the Financier all Utilisations plus all accrued interest and accrued fees payable on or in connection with the Utilisations on the Termination Date. For the avoidance of doubt, clause 1.2(a) describes the manner in which a Letter of Credit may be repaid for the purposes of this agreement and any repayment of a Letter of Credit will be effected in that manner.

(c)	On the last day of an Interest Period, if the Borrower delivers a Utilisation Notice to the Financier in respect of a Rollover Advance, then only an amount equal to:

(i)	the amount of the Maturing Advance;

less

(ii)	the amount of the Rollover Advance,

need be paid by the Borrower to the Financier (if the amount is a positive number) or by the Financier to the Borrower (if the amount is a negative number).

6.2	Voluntary prepayment of Utilisations

(a)	The Borrower may prepay an Advance in whole or in part (but, if in part, by a minimum of AUD 100,000 and in multiples of AUD 100,000 or such other amounts agreed by the Financier) on giving not less than 5 Business Days’ prior notice to the Financier.

(b)	The Borrower may prepay a Letter of Credit on giving not less than 3 Business Days’ prior notice to the Financier. For the avoidance of doubt, clause 1.2(a) describes the manner in which a Letter of Credit may be prepaid for the purposes of this agreement and any prepayment of a Letter of Credit will be effected in that manner.

(c)	The Borrower may prepay an Overdraft Utilisation in whole or in part at any time and from time to time in accordance with the Financier’s standard terms for the utilisation of overdraft facilities.

(d)	Any notice under clause 6.2(a) or 6.2(b) will be irrevocable and must be signed by an Authorised Officer of the Borrower, specify the date on which the prepayment is to occur and the amount of the prepayment. The Borrower is bound to prepay in accordance with the notice.

(e)	The Borrower may not voluntarily prepay any Utilisation except in accordance with this clause 6.2.

(f)	Amounts prepaid under this clause 6.2 may, subject to the terms of this agreement, be re-utilised.

(g)	Subject to clause 6.2(h), the Borrower will on demand by the Financier indemnify the Financier for any loss, cost or expenses which the Financier may sustain or incur as a consequence of receiving a prepayment of an Advance, or any part of it, under this agreement on a date other than the last day of the Interest Period for that Advance.

(h)	The Borrower will, within 2 Business Days of demand by the Financier, pay any break costs incurred by the Financier (including because of the cancellation, termination or alteration of any swap or other arrangement, or any liquidation or re-employment of deposits or other funds acquired by the Financier to fund the Advance) attributable to all or any part of an Advance being prepaid by the Borrower on a date other than the last day of the Interest Period for that Advance.

(i)	Any prepayment of any Advance or Letter of Credit under this clause 6.2 will be made together with interest and fees accrued on the amount prepaid and any amount required to be paid in accordance with clause 6.2(g) or 6.2(h) but otherwise without premium or penalty.

6.3	Voluntary cancellation or reduction of Commitment

(a)	The Borrower may, on giving not less than 30 Business Days’ prior notice to the Financier, cancel or reduce the Commitment in whole or in part (but, if in part, by a minimum of AUD 500,000 and in multiples of AUD 500,000) without incurring any penalty or other cost, provided that such cancellation or reduction may only be effected to the extent of the amount of the Commitment unutilised on the dale of the cancellation or reduction.

(b)	Any notice under clause 6.3(a) will be irrevocable and must be signed by an Authorised Officer of the Borrower, specify the Commitment being cancelled or reduced, the date on which the cancellation or reduction is to become effective and the amount of the cancellation or reduction.

(c)	Any Commitment cancelled or otherwise extinguished under this agreement may not be reinstated.

7.	Interest

7.1	Interest Periods

(a)	In the Utilisation Notice for each Advance, the Borrower will notify the Financier whether the Interest Period for the Advance is to be of 1, 2 or 3 months’ duration or such other period agreed between the Borrower and the Financier.

(b)	If the Borrower does not select an Interest Period for an Advance in accordance with clause 7.1(a), the Interest Period will be 3 months.

(c)	The term of each Interest Period is subject to any marginal adjustment as the Financier in its discretion determines so that the first and last days of it are Business Days and no Interest Period extends beyond the Termination Date.

(d)	Each Advance has one Interest Period only.

7.2	Calculation of interest

(a)	Interest on each Advance and each Overdraft Utilisation accrues daily commencing on the relevant Utilisation Date and is to be computed on a daily basis on a year of 365 days.

(b)	The rate of interest for each Advance for each Interest Period is the Interest Rate in relation to that Advance. The Financier will promptly notify the Borrower of each determination of the Interest Rate under this clause 7.2(b).

(c)	The rate of interest for each Overdraft Utilisation is the Overdraft Base Rate, calculated daily. The Financier will promptly notify the Borrower of the Overdraft Base Rate from time to time, at the request of the Borrower.

(d)	The Financier’s certificate as to any rate of interest at any time will be conclusive evidence of the rate of interest, absent manifest error.

7.3	Payment of interest

(a)	The Borrower will pay to the Financier the accrued interest in relation to each Advance on the last day of the Interest Period (and, if the Interest Period is longer than 3 months, on the days falling at 3 monthly intervals after the first day of the Interest Period) applicable to that Advance calculated up to that day.

(b)	The Borrower will pay to the Financier the accrued interest in relation to each Overdraft Utilisation monthly in arrears on the last Business Day of each calendar month from the date of this agreement, calculated up to that day.

7.4	Default interest

If the Borrower fails to pay to the Financier any amount payable by it under this agreement on its due date, interest will accrue on the overdue amount and is payable to the Financier in accordance with clause 8 of the Facility Agreement as if the reference to the “Prescribed Rate” were a reference to “Interest Rate” in the case of Advances, and “Overdraft Base Rate”, in the case of Overdraft Utilisations.

The provisions of this clause 7.4 will prevail to the extent of any inconsistency between this clause 7.4 and clause 8 of the Facility Agreement.

8.	Annual Review

(a)	If the Borrower wishes to extend the Facility, provided no Default is subsisting, the Borrower may provide notice to the Financier, not less than 30 days prior to the Termination Date, requesting an extension to the Facility for a further 364 days.

(b)	Following a request under clause 8(a), the Financier agrees to consider whether to extend the Facility. The Financier is under no obligation to extend the Facility.

(c)	If the Financier agrees to extend the Facility, whether pursuant to a request under clause 8(a) or otherwise, then the Financier must by notice to the Borrower prior to the Termination Date extend the Facility to such date (not exceeding another 364 days) notified as such by the Financier and this extended date will be the new Termination Date.

(d)	If the Financier chooses not to extend the Facility, the Borrower must comply with clause 6.l(b).

9.	Fees

9.1	Unused Commitment Fee

(a)	Subject to Financial Close occurring, the Borrower will pay to the Financier a non-refundable unused commitment fee in Australian Dollars computed at the rate equal to 30% of the Margin on the daily unutilised balance of the Commitment during the period from and including the date of this agreement until the Termination Date. The accrued unused commitment fee will be payable quarterly in arrears from the date of this agreement and also on the Termination Date.

(b)	The unused commitment fee under clause 9.1 (a) will accrue from day to day and be calculated on the basis of a year of 365 days and for the actual number of days elapsed.

9.2	LC Fees

The Borrower will pay to the Financier:

(a)	an establishment fee of AUD 250 for each Letter of Credit issued, payable on the relevant Utilisation Date; and

(b)	a fee on each Letter of Credit equal to 0.75 percent per anum from time to time applied on the Outstanding Liability Amount of the Letter of Credit in respect of the period between the Utilisation Date for the Letter of Credit and the earlier of the Expiry Date and the date when the Outstanding Liability Amount under it has been reduced to zero. The accrued fee is payable in respect of each Letter of Credit quarterly in arrears from the Utilisation Date of that Letter of Credit. The fee will accrue from day to day and be calculated on the basis of a year of 365 days and for the actual number of days elapsed.

9.3	No Refund

All fees payable by the Borrower under this clause 9 are non-refundable and non-rebateable.

10.	Payments

10.1	Manner of payment

Subject to any express provision to the contrary in this agreement, all payments by the Borrower under this agreement are to be made to the Financier in Australian Dollars in immediately available funds not later than 11.00 am (Sydney time) on the due date to the account that the Financier from time to time designates or as otherwise agreed between the Borrower and the Financier.

10.2	Payments on a Business Day

If a payment is due on a day which is not a Business Day, the due date for that payment is the next Business Day in the same calendar month, or if none, the preceding Business Day, and interest must be adjusted accordingly.

10.3	Merger

If the liability of the Borrower to pay any money under this agreement becomes merged in any judgment or order, the Borrower will, as an independent obligation, pay to the Financier interest at the rate which is the higher of that payable under this agreement and that fixed by or payable under the judgment or order.

10.4	Currency for payments

(a)	The Australian Dollar is the currency for payment for any sum due from the Borrower under this agreement except that each payment in respect of costs, expenses or Taxes will be paid in the currency in which the costs, expenses or Taxes are incurred.

(b)	If any payment is tendered to the Financier under this agreement in a currency (“Foreign Currency”) other than the currency in which that amount is required to be paid under this agreement (“Due Currency”), the Financier in its absolute discretion may accept payment in the Foreign Currency as tendered.

(c)	If any payment in a Foreign Currency is accepted by the Financier under this agreement, or if any funds are recovered by the Financier under this agreement in a Foreign Currency (whether as a result of any judgment or order, the liquidation of the Borrower or otherwise), the Financier at its absolute discretion may actually or notionally convert such payment or funds to the Due Currency at any time or times as it sees fit and at any rate or rates as it is, or considers (acting in good faith) it would be, able to obtain in the market at the time of that conversion. The amount of the Due Currency actually or notionally received after conversion will be applied in reduction of the amounts owing under this agreement.

(d)	The Borrower will pay to the Financier all commissions and expenses involved in actually or notionally converting any payment or receipt in a Foreign Currency into the Due Currency on the terms contemplated by clause 10.4(c).

10.5	Insufficient payment

If the Financier receives a payment under this agreement that is insufficient to discharge all the amounts then due and payable by the Borrower under this agreement, the Financier may apportion that amount between principal, interest, commission, fees, charges and other amounts payable under this agreement in any manner it determines and any such determination will be binding on the Financier and the Borrower.

11.	Other Provisions

(a)	The Borrower and the Financier acknowledge that clauses 12 (Taxes), 13 (Illegality), 14 (Increased cost) and 20 (Indemnities) of the Facility Agreement apply, modified as necessary, in respect of the Facilities and the Utilisations as if set out in full in this agreement and as if references to “Finance Documents” were to “this agreement” and the “Facility Agent” were to the “Financier”.

(b)	The Borrower makes, for the benefit of the Financier, each of the representations and warranties set out in clause 15.1 of the Facility Agreement, as if set out in full in this agreement, modified as necessary. Each of these representations and warranties shall repeat on the same day as they repeat under the Facility Agreement.

(c)	The Borrower provides, for the benefit of the Financier, each of the undertakings set out in clauses 16 and 17 of the Facility Agreement, as if set out in full in this agreement, modified as necessary.

12.	Financier’s rights on Event of Default

12.1	General Rights

If any Event of Default occurs then the Financier may by notice to the Borrower take any one or more of the following actions:

(a)	declare that an Event of Default has occurred;

(b)	declare that the Commitment and any other obligations of the Financier to the Borrower will be cancelled immediately and those obligations will be cancelled immediately and all fees payable in relation to the Commitment will become immediately due and payable;

(c)	declare all Advances, interest on Advances and all other amounts outstanding under this agreement immediately due and payable; and

(d)	declare that the Borrower will immediately pay or procure the payment to the Financier of a sufficient amount to cover the Outstanding Liability Amounts under all Letters of Credit. Upon the Financier making the declaration, the Outstanding Liability Amounts will become immediately due and payable. Once paid, the Outstanding Liability Amounts will be held by the Financier for application in reimbursing the Financier immediately for all payments made or to be made under any outstanding Letters of Credit. Any sum remaining after settling such payments will be applied first in settlement of any other amounts then due and payable to the Financier under this agreement and any balance will be immediately repaid to the Borrower or other person entitled to the balance.

13.	Assignments

(a)	The Borrower may not assign or novate any or all of its rights or obligations under this agreement without the prior written consent of the Financier.

(b)	The Financier may, after consulting with the Borrower, assign all or any of its rights as Financier under this agreement without the consent of the Borrower.

(c)	If any assignment made under clause 13(b) above results (or would but for this clause result) in amounts being payable under clause 11 (a) of this agreement, then the assignee will be entitled to receive those amounts only to the extent that the assignor would have been so entitled had there been no assignment.

14.	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales.

(b)	The parties irrevocably submit to the non-exclusive jurisdiction of the courts of New South Wales.

(c)	The parties irrevocably waive any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

15.	Costs and expenses

The Borrower must pay:

(a)	all reasonable costs and expenses of the Financier in relation to the negotiation, preparation, execution, delivery, stamping, registration, completion, variation and discharge of this agreement;

(b)	all costs and expenses of the Financier in relation to the enforcement, protection or waiver of any rights under this agreement; and

(c)	all costs and expenses of the Financier in relation to the giving of consent or approval under this agreement,

including reasonable legal costs, on a full indemnity basis.

16.	General

(a)	This agreement may be executed in any number of counterparts.

(b)	Clauses 25.7 (Confidentiality - General) and 25.8 and (Disclosure to assignees or substitutes) of the Facility Agreement apply, modified as necessary, as if set out in full in this agreement.

(c)	Clause 27 (Miscellaneous) of the Facility Agreement applies, modified as necessary, as if set out in full in this agreement and as if references to “Finance Party” were to “this agreement” and “Facility Agent” were to “the Financier”.

Schedule 1 - Form of Utilisation Notice

Utilisation Notice (Advance / Letter of Credit)

From:	ResMed Limited, ABN 30 003 765 142

To:	HSBC Bank Australia Limited, ABN 48 006 434 162

Date:

Dear Sirs

ResMed Limited - Working Capital Agreement

dated [            ] 2006 (the “Working Capital Agreement”)

1.	We refer to the Working Capital Agreement. Terms defined in or for the purposes of the Working Capital Agreement have the same meaning in this Utilisation Notice.

2.	We wish to obtain a Utilisation on the following terms:

Facility:	Revolving Facility/Letter of Credit Facility

Proposed Utilisation Date:	[ ] [Note This must be a Business Day]

Amount:	AUD [ ]

If an Advance:

Interest Period:	[ ]

Payment Instructions:	[To be credited to [account]/insert alternative payment instructions]

If a Letter of Credit:

Expiry Date:	[ ]

Purpose for which the Letter of Credit required:	[ ]

Beneficiary Details:	[ ]

3.	We confirm that each condition in clause 3.2 of the Working Capital Agreement is satisfied on the date of this Utilisation Notice and will be satisfied on the Utilisation Date.

4.	The Utilisation is to be used in accordance with clause 2.3 of the Working Capital Agreement.

5.	This Utilisation Notice is irrevocable.

Yours faithfully

Authorised Officer of ResMed Limited

Signed as an agreement.

Borrower

Signed for and on behalf of ResMed Limited ABN 30 003 765 142 by its Attorney under a Power of Attorney dated 4 May 2006, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Brett Andren Sandercock
Signature of Witness	Name of Attorney in full

Mark Abourrk
Name of Witness in full

Financier

Signed for and on behalf of HSBC Bank Australia Limited ABN 48 066 434 162 by its Attorney under a Power of Attorney dated 29 July 2002, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Lewis Barton Williams
Signature of Witness	Name of Attorney in full

Jason Anthony Lowe
Name of Witness in full